Ruth’s Hospitality Group Acquisition May 4, 2023 Exhibit 99.1

Disclaimer/Non-GAAP information IMPORTANT NOTICE The following slides are part of a presentation by Darden Restaurants, Inc. (“Darden”), and Ruth’s Hospitality Group, Inc. (“Ruth’s”), and are intended to be viewed as part of that presentation (the "Presentation"). No representation is made that the Presentation is a complete description of Darden or Ruth’s performance, financial condition or outlook. Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including statements relating to the acquisition of Ruth’s by Darden and any statements relating to Darden’s or Ruth’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions, estimates and projections concerning future events and do not constitute guarantees of future performance. These statements are subject to risks, uncertainties, changes in circumstances, assumptions and other important factors, many of which are outside management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Such forward-looking statements include those relating to the ability to complete, and the timing of completion of, the transactions contemplated by the merger agreement, including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the merger agreement and the possibility of any termination of the merger agreement. Actual results may differ materially from current expectations because of numerous risks and uncertainties including, among others: (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) uncertainty surrounding the number of shares of Ruth’s common stock that will be tendered in the tender offer; (iii) the risk of legal proceedings that may be or have been instituted related to the merger agreement, which may result in significant costs of defense, indemnification and liability; (iv) the possibility that competing offers or acquisition proposals for Ruth’s will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer or the merger; (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (vii) the effects of disruption from the transactions on Ruth’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners; (viii) Darden’s ability to realize the synergies contemplated by the proposed transaction and integrate the business of Ruth’s; (ix) reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; (x) changes in economic conditions, including inflation, increasing interest rates, higher unemployment, slowing growth or recession; (xi) reductions in consumer discretionary income and general competition in the restaurant industry; (xii) the effect of shortages or increases in labor costs, state or local government regulations related to the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; (xiii) risks in the markets where Ruth’s restaurants are located; and (xiv) the inability to successfully integrate franchisee acquisitions into Ruth’s business operations, economic, regulatory and other limitations on Ruth’s ability to pursue new restaurant openings and other organic growth opportunities. The risks and uncertainties may be impacted by the COVID-19 pandemic (including supply chain constraints, labor shortages and inflationary pressure). The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in Darden’s and Ruth’s respective public filings with the SEC from time to time, including their respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Darden’s and Ruth’s stockholders and investors are cautioned not to unduly rely on these forward-looking statements. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Darden and Ruth’s expressly disclaim any intent or obligation to update or revise publicly these forward-looking information or statements. The information in this communication includes financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”), including Transaction Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization). Darden calculates Ruth’s Transaction Adjusted EBITDA as Ruth’s net income plus interest expense, net, income tax expense, depreciation and amortization expenses, loss on legal settlement, loss on lease modifications and loss on impairment and restaurant closure costs. Darden calculates Ruth’s Transaction Adjusted EBITDA consistent with Darden’s methodologies to improve Darden’s ability to assess Ruth’s performance in relation to its own. Darden and Ruth's believe that the presentation of Transaction Adjusted EBITDA for Ruth’s provides useful supplemental information that is essential to a proper understanding of the operating results of Ruth’s businesses. This non-GAAP performance measure should not be viewed as a substitute for operating results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be similarly named and presented by other companies, including Ruth’s calculation of Adjusted EBITDA. A reconciliation of Transaction Adjusted EBITDA to Net Income for Ruth’s is included under “Additional Information” in this presentation.

Darden & Ruth’s Hospitality Group // Strategic Portfolio Fit // Ruth’s Company Profile // Financial Overview

A full-service restaurant company with … 8 Iconic Brands Back-To-Basics 1 Driving Philosophy Culinary Innovation & Execution Attentive Service Engaging Atmosphere Integrated Marketing 4 Competitive Advantages Significant Scale Extensive Data & Insights Rigorous Strategic Planning Results- Oriented Culture 1 Mission Be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere making every guest loyal.

Strategic Portfolio Fit 1 Technomic, Consumer Brand Metrics 12 months ending Dec 2022, Overall Rating – Dinner Only, Unit Appearance and Ambiance – Dinner Only 2 A reconciliation of Non-GAAP measures can be found in the Additional Information section of this presentation. // Full-service dining Fine dining restaurant with nominal guest overlap // Healthy brand with strong guest appeal Strong business model and unit economics Technomic consumer brand ratings at high levels1 // Can grow faster than long-term framework Additional runway for new restaurant growth // Meaningful size Over $500 million annual revenue and $76 million Transaction Adjusted EBITDA2 CRITERIA

Ruth’s Chris Strengthens Our Winning Strategy // Amplifies competitive advantages // Aligned operating philosophy // Shared passion for people // Differentiated brand complements portfolio

Transaction Increases Exposure to Attractive Fine Dining Segment Fine dining achieves structurally more attractive margins vs. casual dining 2022 EBITDA margin ranges within segment 17-23% 11-16% Source: Boston Consulting Group Analysis and Reports 73% ….of affluent consumers surveyed expect they will maintain, or increase spend at casual or fine dining restaurants Solid growth outlook supported by consumer expectations regarding restaurant spend Expect fine dining sales to outperform pre-COVID run rate & casual dining Sales % CAGR

Ruth’s Company Profile Attractive Restaurant Economics 1 A reconciliation of Non-GAAP measures can be found in the Additional Information section of this presentation. $500+ Million Total revenues $860+ Million Systemwide sales $97 Average Check $6.2 Million Average Unit Volumes of Company Operated Restaurants ~19% Restaurant-Level EBITDA1 $76 Million Transaction adjusted EBITDA1

Ruth’s Company Profile Opportunity for Additional Growth 154 Total restaurants 80 company-owned or -operated & 74 franchised restaurants (23 International)

Deal Structure // Tender offer price of $21.50/share // All-cash transaction with equity value of $715 million // Purchase multiple of 9.4x FY2022 Transaction Adjusted EBITDA1 // Expected to close in June of 2023, subject to satisfaction of customary closing conditions // Committed to maintaining Darden’s investment grade credit profile Sufficient liquidity and debt capacity Pro forma Adj. Debt to Adj. EBITDAR at low end of targeted 2.0x to 2.5x range 1 A reconciliation of Non-GAAP measures can be found in the Additional Information section of this presentation. 2 Adjusted Debt = funded debt + 6x minimum annual leases, Adjusted EBITDAR = EBITDA + minimum annual lease addback.

Financial Overview // Expected run-rate synergies of ~$20 million by end of FY2025 Savings of 4% to 5% of sales in prior acquisitions // Expected to be accretive to Darden’s diluted net earnings per share, excluding acquisition and integration-related expenses 10 to 12 cents in fiscal 2024 20 to 25 cents in fiscal 2025 // Anticipate total acquisition and integration-related expenses of approximately $55 to $60 million, pre-tax // Strengthens Long-Term Value Creation Framework

Ruth’s Chris Steak House: An Iconic Brand From the beginnings in New Orleans back in 1965, founder Ruth Fertel’s simple and timeless formula of always offering the highest quality food, beverage, and service in a warm and inviting atmosphere has resonated strongly with guests. This foundation of operational excellence serves as the platform for evolution to continuously innovate and maintain relevance with both core and emerging guests.

A full-service restaurant company with … 9 Iconic Brands Back-To-Basics 1 Driving Philosophy Culinary Innovation & Execution Attentive Service Engaging Atmosphere Integrated Marketing 4 Competitive Advantages Significant Scale Extensive Data & Insights Rigorous Strategic Planning Results- Oriented Culture 1 Mission Be financially successful through great people consistently delivering outstanding food, drinks and service in an inviting atmosphere making every guest loyal. +

Question & Answer Session

Additional Information

Non-GAAP Reconciliation ($ Thousands) 52 Weeks Ended December 25,2022 GAAP Net Income $38,621 Interest expense, net 1,507 Income tax expense 7,010 Depreciation and amortization expenses 22,103 EBITDA $69,241 Loss on legal settlement 6,000 Loss on lease modifications 90 Loss on impairment and restaurant closure costs 574 Non-GAAP Transaction Adjusted EBITDA $75,905 General and administrative costs 37,071 Franchise income (20,571) Company-Operated Restaurant-Level EBITDA $92,405 Revenues Restaurant sales 475,371 Other operating income1 9,916 Company-Operated Restaurant Revenues $485,287 Company-Operated Restaurant-Level EBITDA Margin 19.0% 1 Other operating income consists primarily of breakage income associated with gift cards, and includes fees earned from management agreements, banquet-related guarantee and services revenue and other incidental guest fees.

Important Legal Information Additional Information about the Tender Offer and Where to Find It The proposed tender offer by Darden and its acquisition subsidiary (“Merger Sub”) for all of the issued and outstanding shares of Ruth’s common stock has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Darden and Merger Sub will file with the United States Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. A solicitation and offer to buy outstanding shares of Ruth’s common stock will only be made pursuant to the tender offer materials that Darden and Merger Sub intend to file with the SEC. At the time the tender offer is commenced, Darden and Merger Sub will file a tender offer statement on Schedule TO, and Ruth’s will file a solicitation/recommendation statement on Schedule 14D-9 (the “Solicitation/Recommendation Statement”) with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES THERETO. INVESTORS AND STOCKHOLDERS OF RUTH’S ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AND EACH AS IT MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT INVESTORS AND STOCKHOLDERS OF RUTH’S SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES IN THE OFFER. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will be made available to all investors and stockholders of Ruth’s at no expense to them at the Investor Relations section of Darden’s website at www.darden.com and under the “SEC Filings” section of Ruth’s website at www.rhgi.com/investors, and (once they become available) will be mailed to the stockholders of Ruth’s free of charge. The information contained in, or that can be accessed through, Darden’s website or Ruth’s website is not a part of, or incorporated by reference in, the Presentation. The tender offer materials (including the Offer to Purchase and the related Letter of Transmittal), as well as the Solicitation/Recommendation Statement, will also be made available for free on the SEC’s website at www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Darden and Ruth’s file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any reports, statements or other information filed by Darden or Ruth’s with the SEC for free on the SEC’s website at www.sec.gov, or at the Investor Relations section of Darden’s website at www.darden.com and under the “SEC Filings” section of Ruth’s website at www.rhgi.com/investors.